EXHIBIT 4.2

EXECUTION VERSION

COLLATERAL AGREEMENT

dated and effective as of

June 15, 2009

among

MOMENTIVE PERFORMANCE MATERIALS INC.,
as Issuer

each Subsidiary Guarantor
party hereto

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Collateral Trustee

The lien and security interest created by this Collateral Agreement on the property described herein is junior and subordinate, in accordance with the provisions of the Intercreditor Agreement dated as of June 15, 2009, among JPMorgan Chase Bank, N.A., as First Priority Representative, The Bank of New York Mellon Trust Company, N.A., as Second Priority Representative, Momentive Performance Materials Inc., Momentive Performance Materials USA Inc. and the other Loan Parties referred to therein, as amended from time to time, to the lien and security interest on such property created by any similar instrument now or hereafter granted to JPMorgan Chase Bank, N.A., as administrative agent, and its successors and assigns, in such property.

TABLE OF CONTENTS

Page

ARTICLE I
Definitions
SECTION 1.01. Indenture	1
SECTION 1.02. Other Defined Terms	1
ARTICLE II
Pledge of Securities
SECTION 2.01. Pledge	7
SECTION 2.02. Delivery of the Pledged Collateral	8
SECTION 2.03. Representations, Warranties and Covenants	9
SECTION 2.04. Registration in Nominee Name; Denominations	11
SECTION 2.05. Voting Rights; Dividends and Interest, Etc	11
SECTION 2.06. Unlimited Liability Corporations	14
ARTICLE III
Security Interests in Other Personal Property
SECTION 3.01. Security Interest	15
SECTION 3.02. Representations and Warranties	17
SECTION 3.03. Covenants	20
SECTION 3.04. Other Actions	22
SECTION 3.05. Covenants Regarding Patent, Trademark and Copyright Collateral	23
ARTICLE IV
Remedies
SECTION 4.01. Remedies Upon Default	24
SECTION 4.02. Application of Proceeds	26
SECTION 4.03. Securities Act, Etc	27
ARTICLE V
Other Second-Lien Obligations

ii

iii

Schedules

Schedule I	Subsidiary Guarantors
Schedule II	Pledged Stock; Debt Securities
Schedule III	Intellectual Property
Schedule IV	Filing Offices

Exhibits

Exhibit I	Form of Supplement to the Collateral Agreement
Exhibit II	Form of Additional Secured Party Consent

        COLLATERAL AGREEMENT dated and effective as of June 15, 2009, (this “Agreement”), among MOMENTIVE PERFORMANCE MATERIALS INC., (the “Issuer”), each Subsidiary of the Issuer party hereto and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (“BONY”), as collateral trustee (in such capacity, the “Collateral Trustee”) for the Secured Parties (as defined below).

PRELIMINARY STATEMENT

                  Reference is made to (i) the Indenture dated as of June 15, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), among the Issuer, certain Subsidiaries of the Issuer party thereto and BONY, as trustee and collateral trustee and (ii) the Intercreditor Agreement dated as of June 15, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as First Priority Representative, BONY, as Second Priority Representative, the Issuer, Momentive Performance Materials USA Inc. and the other Loan Parties referred to therein.

                  Pursuant to the terms of the Indenture, the Issuer will issue 12½% Second-Lien Senior Secured Notes due 2014 (the “Securities”) and the Issuer’s obligations under the Indenture and Securities will be guaranteed by the Subsidiary Guarantors. The Issuer and the Subsidiary Guarantors will derive substantial benefits from the transactions contemplated by the Indenture. Pursuant to the Indenture, the Pledgors have agreed to grant a security interest in the Collateral for the benefit of the Holders to secure the payment and performance of the Obligations, subject to the terms of the Intercreditor Agreement, including with respect to the relative rights and priorities in respect of the Collateral. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

                  SECTION 1.01. Indenture. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Indenture. All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

                  (b) The rules of construction specified in Section 1.04 of the Indenture also apply to this Agreement.

                  SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

                  “Account Debtor” means any person who is or who may become obligated to any Pledgor under, with respect to or on account of an Account, Chattel Paper, General Intangibles, Instruments or Investment Property.

                  “Additional Secured Debt Documents” means any document or instrument executed and delivered with respect to any Other Second Priority Obligation.

                  “Additional Secured Party Consent” means a completed additional secured party consent substantially in the form of Exhibit II hereto.

                  “Article 9 Collateral” has the meaning assigned to such term in Section 3.01.

                  “Authorized Representative” means, with respect to any holder of Other Second Priority Obligations, the agent or trustee under the agreement pursuant to which such Other Second Priority Obligations are issued or incurred.

                  “Collateral” means Article 9 Collateral and Pledged Collateral.

                  “Copyright License” means any written agreement, now or hereafter in effect, granting any right to any Pledgor under any Copyright now or hereafter owned by any third party, and all rights of any Pledgor under any such agreement (including, without limitation, any such rights that such Pledgor has the right to license).

                  “Copyrights” means all of the following now owned or hereafter acquired by any Pledgor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise; (b) all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule III; (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing; and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

                  “Designated Securities” means any securities, the granting of a security interest in which would require separate financial statements of a Subsidiary of the Issuer to be filed with the SEC (or any other government agency), pursuant to Rule 3-16 of Regulation S-X under the Securities Act and the Exchange Act (or any successor regulation or any other law, rule or regulation), other than any securities of a Subsidiary for which the Issuer is required to file separate financial statements with the SEC as a result of any First Priority Obligations being secured by a security interest in such securities.

                  “Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

                  “Federal Securities Laws” has the meaning assigned to such term in Section 4.03.

                  “First Priority Agreement” has the meaning assigned to such term in the Intercreditor Agreement.

                  “First Priority Documents” has the meaning assigned to such term in the Intercreditor Agreement.

                  “First Priority Lien” has the meaning assigned to such term in the Intercreditor Agreement.

                  “First Priority Obligations” has the meaning assigned to such term in the Intercreditor Agreement.

                  “First Priority Obligations Payment Date” has the meaning assigned to such term in the Intercreditor Agreement.

                  “First Priority Representative” has the meaning assigned to such term in the Intercreditor Agreement.

                  “First Priority Security Documents” has the meaning assigned to such term in the Intercreditor Agreement.

                  “Foreign Subsidiary” means any Subsidiary that is incorporated or organized, constituted or amalgamated under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia and any direct or indirect Subsidiary of any such Subsidiary.

                  “General Intangibles” means all “General Intangibles” as defined in the New York UCC, including all choses in action and causes of action and all other intangible personal property of any Pledgor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Pledgor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any guarantee, claim, security interest or other security held by or granted to any Pledgor to secure payment by an Account Debtor of any of the Accounts.

                  “Governmental Authority” means any federal, state, provincial, territorial, municipal, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

                  “Indemnitee” has the meaning assigned to such term in Section 6.06.

                  “Indenture” has the meaning assigned to such term in the preliminary statements of this Agreement.

                  “Insolvency Proceeding” has the meaning assigned to such term in the Intercreditor Agreement.

                  “Intellectual Property” means all intellectual property of every kind and nature now owned or hereafter acquired by any Pledgor, including, inventions, designs, Patents, Copyrights, Trademarks, Patent Licenses, Copyright Licenses, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, knowhow, show-how or other data or information and all related documentation.

                  “Intellectual Property Security Agreement” means a security agreement in the form hereof or a short form hereof, in each case, which form shall be reasonably acceptable to the Collateral Trustee.

                  “Intercreditor Agreement” has the meaning assigned to such term in the preliminary statements of this Agreement.

                  “IP Agreements” means all material Copyright Licenses, Patent Licenses, Trademark Licenses, and all other agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any material Intellectual Property to which a Pledgor, now or hereafter, is a party or a beneficiary, including, without limitation, the agreements set forth on Schedule III hereto.

                  “Material Adverse Effect” means a material adverse effect on the business, property, operations or condition of the Issuer and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the material Note Documents or the rights and remedies of the Collateral Trustee and the Holders thereunder.

                  “New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

                  “Note Obligations” means the due and punctual payment of (a) all principal of and interest (including any post-petition interest) and premium (if any) on all indebtedness under the Indenture, and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including post-petition interest), of the Pledgors or any of their Subsidiaries to the Secured Parties under the Note Documents, and other amounts payable from time to time pursuant to the Note Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding.

                  “Obligations” means (a) the Note Obligations and (b) if any Other Second Priority Obligations are incurred and designated by the Issuer as Obligations pursuant to Section 5.01, the due and punctual payment of (i) the unpaid principal of and interest (including interest accruing during the pendency of any Insolvency Proceeding) owing to any holder of Other Second Priority Obligations under any Additional Secured Debt

Document, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Issuer to any holder of Other Second Priority Obligations under the Additional Secured Debt Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise, in each case whether or not allowed or allowable in an Insolvency Proceeding.

                  “Patent License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to make, use or sell any invention covered by a Patent, now or hereafter owned by any third party (including, without limitation, any such rights that such Pledgor has the right to license).

                  “Patents” means all of the following now owned or hereafter acquired by any Pledgor: (a) all letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule III, and all applications for letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule III, (b) all provisionals, reissues, extensions, continuations, divisions, continuations-in-part, reexaminations or revisions thereof, and the inventions disclosed or claimed therein, including the right to make, use, import and/or sell the inventions disclosed or claimed therein, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

                  “Perfection Certificate” means the Perfection Certificate with respect to the Issuer and the other Pledgors in a form reasonably satisfactory to the Collateral Trustee.

                  “Permitted Liens” means any Lien permitted by Section 4.12 of the Indenture.

                  “Pledged Collateral” has the meaning assigned to such term in Section 2.01.

                  “Pledged Debt Securities” has the meaning assigned to such term in Section 2.01.

                  “Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

                  “Pledged Stock” has the meaning assigned to such term in Section 2.01.

                  “Pledgor” means the Issuer and each Subsidiary Guarantor.

                  “Priority Representative” means (a) prior to the First Priority Obligations Payment Date, the First Priority Representative and (b) at all other times, the Collateral Trustee.

                  “Qualified CFC Holding Company” has the meaning assigned to such term in the Existing First Priority Agreement (as defined in the Intercreditor Agreement).

                  “Responsible Officer” of any person means any chief executive officer, Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of the Indenture.

                  “Secured Parties” means (a) the Trustee, the Collateral Trustee and each Holder and (b) subject to compliance with Section 5.01, each holder of Other Second Priority Obligations and its Authorized Representative.

                  “Securities” has the meaning assigned to such term in the preliminary statements of this Agreement.

                  “Security Interest” has the meaning assigned to such term in Section 3.01.

                  “Subsidiary Guarantor” means any subsidiary set forth on Schedule I and any Subsidiary that becomes a party hereto pursuant to Section 6.16.

                  “Swap Agreement” has the meaning assigned to such term in the Existing First Priority Agreement (as defined in the Intercreditor Agreement).

                  “Trademark License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to use any Trademark now or hereafter owned by any third party (including, without limitation, any such rights that such Pledgor has the right to license).

                  “Trademarks” means all of the following now owned or hereafter acquired by any Pledgor: (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof (except for “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of Lanham Act has been filed, to extent, if any, that any assignment of an “intent-to-use” application prior to such filing would violate the Lanham Act), and all renewals thereof, including those listed on Schedule III, (b) all goodwill associated therewith or symbolized thereby, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

ARTICLE II

Pledge of Securities

                  SECTION 2.01. Pledge. Subject to the last paragraph of Section 3.01(a), as security for the payment or performance, as the case may be, in full of the Obligations, each Pledgor hereby assigns and pledges to the Collateral Trustee, its successors and permitted assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Trustee, its successors and permitted assigns, for the ratable benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under (a) the Equity Interests directly owned by it (including those listed on Schedule II) and any other Equity Interests obtained in the future by such Pledgor and any certificates representing all such Equity Interests (the “Pledged Stock”); provided that the Pledged Stock shall not include (i) (A) more than 65% of the issued and outstanding voting Equity Interests of any “first tier” Foreign Subsidiary directly owned by such Pledgor, (B) more than 65% of the issued and outstanding voting Equity Interests of any “first tier” Qualified CFC Holding Company directly owned by such Pledgor, (C) any issued and outstanding Equity Interest of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary, or (D) any issued and outstanding Equity Interests of any Qualified CFC Holding Company that is not a “first tier” Qualified CFC Holding Company, (ii) to the extent applicable law requires that a subsidiary of such Pledgor issue directors’ qualifying shares, such shares or nominee or other similar shares, (iii) any Equity Interests that are not subject to a First Priority Lien, including, any Equity Interests in a person acquired after the Issue Date (other than Equity Interests in a person that is a Subsidiary acquired after such person became a Subsidiary) in accordance with the Indenture if, and to the extent that, and for so long as (A) such Equity Interests constitute less than 100% of all applicable Equity Interests of such person and the persons holding the remainder of such Equity Interests are not Affiliates, (B) granting a security interest in such Equity Interests would violate applicable law or a contractual obligation binding on such Equity Interests and (C) with respect to contractual obligations, such obligation existed at the time of acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary (provided, that if at any time such Equity Interests (for the avoidance of doubt, other than any Designated Securities) shall become subject to a First Priority Lien, the Collateral shall immediately include such Equity Interests and such Pledgor shall be deemed to have granted a security interest hereunder in such Equity Interests), (iv) any Equity Interests of a person that is not directly or indirectly a Subsidiary or (v) any Designated Securities; (b) (i) the debt obligations listed opposite the name of such Pledgor on Schedule II, (ii) any debt obligations in the future issued to such Pledgor having, in the case of each instance of debt securities, an aggregate principal amount in excess of $5.0 million, and (iii) the certificates, promissory notes and any other instruments, if any, evidencing such debt obligations (the “Pledged Debt Securities” and, together with the property described in clauses (b)(i) and (ii) above, the "Pledged Debt");

provided that the Pledged Debt shall exclude (1) the Japan Notes, (2) any debt obligations or instruments that are not subject to a First Priority Lien (provided, that if at any time such property described in this clause (2) and not otherwise excluded from the Pledged Debt shall become subject to a First Priority Lien, the Collateral shall immediately include such property, and such Pledgor shall be deemed to have granted a security interest hereunder in such property) and (3) any Designated Securities; (c) subject to Section 2.05 hereof, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of the Pledged Stock and the Pledged Debt; (d) subject to Section 2.05 hereof, all rights and privileges of such Pledgor with respect to the Pledged Stock, Pledged Debt and other property referred to in clause (c) above; and (e) all proceeds of any of the foregoing (the Pledged Stock, Pledged Debt and other property referred to in clauses (c) through (e) above being collectively referred to as the “Pledged Collateral”).

                  TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Trustee, its successors and permitted assigns, for the ratable benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

                  SECTION 2.02. Delivery of the Pledged Collateral. (a) Each Pledgor agrees promptly to deliver or cause to be delivered to the Priority Representative, for the ratable benefit of the Secured Parties, any and all Pledged Securities to the extent such Pledged Securities are either (i) Equity Interests in Subsidiaries or (ii) in the case of promissory notes or other instruments evidencing Indebtedness, are required to be delivered pursuant to paragraph (b) of this Section 2.02. If any Pledged Stock that is uncertificated on the date hereof shall hereinafter become certificated, the applicable Pledgor shall promptly cause the certificate or certificates representing such Pledged Stock to be delivered to the Priority Representative together with accompanying stock powers or other documentation required by Section 2.02(c) . None of the Pledgors shall permit any other party to “control” (for purposes of Section 8-106 of the New York UCC (or any analogous provision of the Uniform Commercial Code in effect in the jurisdiction whose law applies)) any uncertificated securities that constitute Pledged Collateral other than the Priority Representative or the Collateral Trustee.

                  (b) To the extent any Indebtedness for borrowed money constitutes Pledged Collateral (other than (i) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries and (ii) to the extent that a pledge of such promissory note or instrument would violate applicable law) owed to any Pledgor by the Issuer or any Subsidiary is evidenced by a promissory note, such Pledgor shall cause such promissory note to be pledged and delivered to the Priority Representative, for the ratable benefit of the Secured Parties, pursuant to the terms hereof. To the extent any such promissory note is a demand note, each Pledgor party thereto agrees, if requested by the Priority Representative, to immediately demand payment thereunder upon an Event of Default specified under

Section 6.01(a), (b), (e), (f) or (g) of the Indenture unless such demand would not be commercially reasonable or would otherwise expose Pledgor to liability to the maker.

                  (c) Upon delivery to the Priority Representative, (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 2.02 shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Priority Representative and by such other instruments and documents as the Priority Representative may reasonably request and (ii) all other property comprising part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents as the Priority Representative may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II (or a supplement to Schedule II, as applicable) and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

                  SECTION 2.03. Representations, Warranties and Covenants. The Pledgors, jointly and severally, represent, warrant and covenant to and with the Collateral Trustee, for the ratable benefit of the Secured Parties, that:

       (a) Subject to any applicable exclusion of Designated Securities, Schedule II correctly sets forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes (i) all Equity Interests pledged hereunder and (ii) all debt securities and promissory notes or instruments evidencing Indebtedness, in each case pledged hereunder and in an aggregate principal amount in excess of $5.0 million;

       (b) the Pledged Stock and Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a person that is not a subsidiary of the Issuer or an Affiliate of any such subsidiary, to the best of each Pledgor’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable (subject to the assessability of the shares of a ULC) and (ii) in the case of Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a person that is not a subsidiary of the Issuer or an Affiliate of any such subsidiary, to the best of each Pledgor’s knowledge) are legal, valid and binding obligations of the issuers thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and an implied covenant of good faith and fair dealing;

       (c) except for the security interests granted hereunder, each Pledgor (i) is and, subject to any transfers made in compliance with the Indenture, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Pledgor, (ii) holds the same free and clear of all Liens, other than Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to a transaction permitted by the Indenture and other than Permitted Liens and (iv) subject to the rights of such Pledgor under the Note Documents to dispose of Pledged Collateral, will use commercially reasonable efforts to defend its title or interest hereto or therein against any and all Liens (other than Permitted Liens), however arising, of all persons;

       (d) other than as set forth in the Intercreditor Agreement or the First Priority Documents, and except for restrictions and limitations imposed by the First Priority Documents, the Note Documents or securities laws generally, or, in the case of shares of a ULC, any requirement that transfers of such shares be approved by the directors of the ULC, or otherwise permitted to exist pursuant to the terms of the Indenture, the Pledged Stock (other than partnership interests) is and will continue to be freely transferable and assignable, and none of the Pledged Stock is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Stock hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Trustee of rights and remedies hereunder;

       (e) each Pledgor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

       (f) other than as set forth in the Indenture or the First Priority Documents, no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (or the transfer of the Pledged Securities upon a foreclosure thereof (other than compliance with any securities law applicable to the transfer of securities, or, in the case of shares of a ULC, any requirement that transfers of such shares be approved by the directors of the ULC), in each case other than such as have been obtained and are in full force and effect;

       (g) by virtue of the execution and delivery by the Pledgors of this Agreement and the Intercreditor Agreement, when any Pledged Securities (including Pledged Stock of any Domestic Subsidiary or any Qualified CFC Holding Company) are delivered to the Priority Representative in accordance with this Agreement and the Intercreditor Agreement and a financing statement naming the Collateral Trustee as the secured party and covering such Pledged Securities is filed in the appropriate filing office, the Collateral Trustee will obtain, for the ratable benefit of the Secured Parties, a legal, valid and perfected lien upon and security interest in such Pledged Securities under the New York UCC, subject only to Permitted Liens, as security for the payment and performance of the Obligations;

       (h) each Pledgor that is an issuer of the Pledged Collateral confirms that it has received notice of the security interest granted hereunder and consents to such security interest and, subject to the terms of the Intercreditor Agreement, agrees to transfer record ownership of the securities issued by it in connection with any request by the Collateral Trustee;

       (i) the Issuer will promptly notify the Collateral Trustee if it shall at any time become aware that the SEC or any other government agency shall have ruled that any securities held by any Pledgor constitute Designated Securities; and

       (j) on or prior to the date that is 90 days after the Issue Date, the Pledgors will (i) cause the Pledged Stock consisting of Equity Interests in Japan Acquisition Co. to be pledged to the Collateral Trustee pursuant to a pledge agreement governed by Japanese law and (ii) to take any other actions reasonably requested by the Collateral Trustee that are necessary to perfect such pledge under Japanese law.

                  SECTION 2.04. Registration in Nominee Name; Denominations.  Subject to the terms of the Intercreditor Agreement, the Priority Representative, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities (other than Pledged Securities that are ULC Interests) in the name of the applicable Pledgor, endorsed or assigned in blank or in favor of the Priority Representative or, if an Event of Default shall have occurred and be continuing, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent). Each Pledgor will promptly give to the Collateral Trustee copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor. Subject to the terms of the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, the Collateral Trustee shall have the right to exchange the certificates representing Pledged Securities (other than Pledged Securities that are ULC Interests) for certificates of smaller or larger denominations for any purpose consistent with this Agreement. With respect to Pledged Securities that are ULC Interests, subject to the terms of the Intercreditor Agreement, at any time at which an Event of Default has occurred and is continuing, the Collateral Trustee shall have the right to require the Pledgors to cause the ULC Interests to be transferred and registered as the Collateral Trustee may direct and each applicable Pledgor covenants that, at the time of any such transfer, it will provide all required consents and approvals. Each Pledgor shall use its commercially reasonable efforts to cause any Loan Party (as defined in the Intercreditor Agreement) that is not a party to this Agreement to comply with a request by the Collateral Trustee, pursuant to this Section 2.04, to exchange certificates representing Pledged Securities of such Loan Party (as defined in the Intercreditor Agreement) for certificates of smaller or larger denominations.

                  SECTION 2.05. Voting Rights; Dividends and Interest, Etc. (a) Subject to the terms of the Intercreditor Agreement, unless and until an Event of Default shall have occurred and be continuing and the Collateral Trustee shall have given notice to the relevant Pledgors of the Collateral Trustee’s intention to exercise its rights hereunder:

       (i) Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Indenture and the other Note Documents; provided, that, except as permitted under the Indenture, such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral, the rights and remedies of any of the Collateral Trustee or the other Secured Parties under this Agreement, the Indenture or any other Note Document or the ability of the Secured Parties to exercise the same.

       (ii) The Collateral Trustee shall promptly execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

       (iii) Each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Indenture, the other Note Documents, the Intercreditor Agreement and applicable laws; provided, that (A) any noncash dividends, interest, principal or other distributions, payments or other consideration in respect thereof, including any rights to receive the same to the extent not so distributed or paid, that would constitute Pledged Securities to the extent such Pledgor has the rights to receive such Pledged Securities if they were declared, distributed and paid on the date of this Agreement, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities, received in exchange for Pledged Securities or any part thereof, or in redemption thereof, as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise or (B) any non-cash dividends and other distributions paid or payable in respect of any Pledged Securities that would constitute Pledged Securities to the extent such Pledgor has the rights to receive such Pledged Securities if they were declared, distributed and paid on the date of this Agreement, in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus, shall be and become part of the Pledged Collateral, and, if received by any Pledgor, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Trustee, for the ratable benefit of the Secured Parties, and shall be forthwith delivered to the Priority Representative, for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Priority Representative).

                    (b) Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default and after notice by the Collateral Trustee to the Issuer of the Collateral Trustee’s intention to exercise its rights hereunder, all rights of any Pledgor to receive dividends, interest, principal or other distributions with respect to Pledged Securities that are not ULC Interests that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.05 shall cease, and all such rights shall thereupon become vested, for the ratable benefit of the Secured Parties, in the Collateral Trustee which, subject to the terms of the Intercreditor Agreement, shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 2.05 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Priority Representative, and shall be forthwith delivered to the Priority Representative, in the same form as so received (endorsed in a manner reasonably satisfactory to the Priority Representative). Subject to the terms of the Intercreditor Agreement, any and all money and other property paid over to or received by the Collateral Trustee pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Trustee in an account to be established by the Collateral Trustee upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02 hereof. After all Events of Default have been cured or waived and a Responsible Officer has delivered to the Collateral Trustee a certificate to that effect, the Collateral Trustee shall promptly repay to each Pledgor (without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.05 and that remain in such account. With respect to Pledged Securities that are ULC Interests, all rights of any Pledgor to receive dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.05 shall continue and not become vested or held in trust for or on behalf of the Collateral Trustee or the First Priority Representative.

                    (c) Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default and after notice by the Collateral Trustee to the Issuer of the Collateral Trustee’s intention to exercise its rights hereunder, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.05 with respect to Pledged Securities that are not ULC Interests, and the obligations of the Collateral Trustee under paragraph (a)(ii) of this Section 2.05, shall cease, and all such rights shall thereupon become vested in the Collateral Trustee, for the ratable benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, subject to the terms of the Intercreditor Agreement and the Indenture, unless otherwise directed by the Holders of at least a majority in principal amount of the Securities then outstanding voting as a single class, the Collateral Trustee shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived and a Responsible Officer has delivered to the Collateral Trustee a certificate to that effect, each Pledgor shall have the right to exercise the voting and/or consensual rights and powers that such Pledgor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above and the obligations of the Collateral Trustee under paragraph (a)(ii) shall be in effect. With respect to Pledged Securities that are ULC Interests, all rights of any Pledgor to exercise the voting and/or other consensual rights and powers that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.05 shall continue and all such rights shall not become vested in the Collateral Trustee or the First Priority Representative.

                  SECTION 2.06. Unlimited Liability Corporations. Notwithstanding the grant of security interest made by a Pledgor in favour of the Collateral Trustee, its successor and assigns, for the rateable benefit of the Secured Parties, of all of its Pledged Securities, any Pledgor that controls any interest (for the purposes of this Article II, “ULC Interests”) in any unlimited liability corporation (for the purposes of this Article II, a “ULC”) pledged hereunder shall remain registered as the sole registered and beneficial owner of such ULC Interests and will remain as registered and beneficial owner until such time as such ULC Interests are effectively transferred into the name of the Collateral Trustee or any other person on the books and records of such ULC. Nothing in this Agreement is intended to or shall constitute the Collateral Trustee or any person as a shareholder of any ULC until such time as notice is given to such ULC and further steps are taken thereunder so as to register the Collateral Trustee or any other person as the holder of the ULC Interests of such ULC. To the extent any provision hereof would have the effect of constituting the Collateral Trustee or any other person as a shareholder of a ULC prior to such time, such provision shall be severed therefrom and ineffective with respect to the ULC Interests of such ULC without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Pledged Stock which are not ULC Interests. Except upon the exercise of rights to sell or otherwise dispose of ULC Interests following the occurrence and during the continuance of an Event of Default hereunder, no Pledgor shall cause or permit, or enable any ULC in which it holds ULC Interests to cause or permit, the Collateral Trustee to: (a) be registered as shareholders of such ULC; (b) have any notation entered in its favour in the share register of such ULC; (c) be held out as a shareholder of such ULC; (d) receive, directly or indirectly, any dividends, property or other distributions from such ULC by reason of the Collateral Trustee holding a security interest in such ULC; or (e) act as a shareholder of such ULC, or exercise any rights of a shareholder of such ULC including the right to attend a meeting of, or to vote the shares of, such ULC.

ARTICLE III

Security Interests in Other Personal Property

                  SECTION 3.01. Security Interest. (a) As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of the Obligations, each Pledgor hereby assigns and pledges to the Collateral Trustee, its successors and permitted assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Trustee, its successors and permitted assigns, for the ratable benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

      (i) all Accounts;

      (ii) all Chattel Paper;

      (iii) [Reserved];

      (iv) all Documents;

      (v) all Equipment;

      (vi) all General Intangibles;

      (vii) all Instruments;

      (viii) all Inventory and all other Goods not otherwise described above;

      (ix) all Investment Property; (x) all Letter of Credit Rights;

      (xi) all Commercial Tort Claims;

      (xii) all other personal property not otherwise described above (except for property specifically excluded from any defined term used in any of the foregoing clauses);

      (xiii) all books and records pertaining to the Article 9 Collateral; and

      (xiv) to the extent not otherwise included, all proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in (a) any vehicle covered by a certificate of title or ownership, whether now owned or hereafter acquired, (b) any cash, deposit account or securities account, (c) any assets acquired after the Issue Date, to the extent that, and for long as, granting a security interest in such assets would violate an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation of or in connection with the acquisition of such assets; provided, that, upon the reasonable request of the Priority Representative, the Issuer shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any such contractual obligation, (d) any property excluded from the definition of Pledged Collateral pursuant to Section 2.01 hereof, including without limitation any Designated Securities, (e) any Letter of Credit Rights to the extent any Pledgor, is required by applicable law to apply the proceeds of a drawing of such Letter of Credit for a specified purpose, (f) any Pledgor’s right, title or interest in any license, contract or agreement to which such Pledgor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under, or result in the abandonment, invalidation or unenforceability of, any license, contract or agreement to which such Pledgor is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law (including, without limitation, Title 11 of the United States Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Pledgor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect, (g) any Equipment owned by any Pledgor that is subject to a purchase money lien or a Capitalized Lease Obligation if the contract or other agreement in which such Lien is granted (or the documentation providing for such Capitalized Lease Obligation) prohibits or requires the consent of any person other than the Pledgors as a condition to the creation of any other security interest on such Equipment or (h) any property of a Pledgor that is not subject to a First Priority Lien (provided, that if at any time such property described in this clause (h) and not otherwise excluded from the Article 9 Collateral shall become subject to a First Priority Lien, the Collateral shall immediately include such property, and such Pledgor shall be deemed to have granted a security interest hereunder in such property).

                  (b)  Each Pledgor, hereby irrevocably authorizes the Collateral Trustee at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Collateral Trustee may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the

Article 9 Collateral granted under this Agreement, including describing such property as “all assets” or “all property”. Each Pledgor agrees to provide such information to the Collateral Trustee promptly upon request.

                  The Collateral Trustee is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Pledgor, without the signature of such Pledgor, and naming such Pledgor or the Pledgors as debtors and the Collateral Trustee as secured party.

                  (c)  The Security Interest is granted as security only and shall not subject the Collateral Trustee or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Pledgor with respect to or arising out of the Article 9 Collateral.

                  SECTION 3.02.  Representations and Warranties. The Pledgors jointly and severally represent and warrant to the Collateral Trustee and the Secured Parties that:

                  (a)  Each Pledgor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Trustee the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein or in the Offering Memorandum.

                  (b)  The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Pledgor, is correct and complete, in all material respects, as of the Issue Date. The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral that have been prepared by the Collateral Trustee based upon the information provided to the Collateral Trustee in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule IV hereto constitute all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, United States registered Trademarks and United States registered Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Trustee (for the ratable benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof), and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments. Each Pledgor represents and warrants that a fully executed Intellectual Property Security

Agreement containing a description of all Article 9 Collateral including all material Intellectual Property with respect to United States Patents (and Patents for which United States registration applications are pending), United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights (and Copyrights for which United States registration applications are pending) has been delivered to the Collateral Trustee for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Trustee, for the ratable benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of such material Intellectual Property in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof).

                  (c)  The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral (other than Article 9 Collateral described in Section 3.01(a)(xii)) securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the Intellectual Property Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office upon the making of such filings with such office, in each case, as applicable, with respect to material Intellectual Property Collateral. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral other than Permitted Liens.

                  (d)  The Article 9 Collateral is owned by the Pledgors free and clear of any Lien, other than Permitted Liens. None of the Pledgors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

                  (e)  None of the Pledgors holds any Commercial Tort Claim individually in excess of $5.0 million as of the Issue Date except as indicated on the Perfection Certificate.

                  (f)  Except as set forth in the Perfection Certificate, as of the Issue Date, all Accounts have been originated by the Pledgors and all Inventory has been produced or acquired by the Pledgors in the ordinary course of business.

                  (g)  As to itself and its Article 9 Collateral consisting of Intellectual Property (the “Intellectual Property Collateral”), to the best of each Pledgor’s knowledge:

       (i)  The Intellectual Property Collateral set forth on Schedule III includes all of the material Patents, domain names, Trademarks, Copyrights and IP Agreements owned by such Pledgor as of the date hereof.

       (ii)  The Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable in whole or part, and to the best of such Pledgor’s knowledge, is valid and enforceable, except as would not reasonably be expected to have a Material Adverse Effect. Such Pledgor is not aware of any uses of any item of Intellectual Property Collateral that would be expected to lead to such item becoming invalid or unenforceable, except as would not reasonably be expected to have a Material Adverse Effect.

       (iii)  Such Pledgor has made or performed all commercially reasonable acts, including without limitation filings, recordings and payment of all required fees and taxes, required to maintain and protect its interest in each and every item of Intellectual Property Collateral in full force and effect in the United States and such Pledgor has used proper statutory notice in connection with its use of each Patent, Trademark and Copyright in the Intellectual Property Collateral, in each case, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

     (iv)    With respect to each IP Agreement, the absence, termination or violation of which would reasonably be expected to have a Material Adverse Effect: (A) such Pledgor has not received any notice of termination or cancellation under such IP Agreement; (B) such Pledgor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured or waived; and (C) neither such Pledgor nor any other party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

     (v)    Except as would not reasonably be expected to have a Material Adverse Effect, no Pledgor or Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral.

                  SECTION 3.03.  Covenants. (a) Each Pledgor agrees promptly to notify the Collateral Trustee in writing of any change (i) in its corporate or organization name, (ii) in its identity or type of organization or corporate structure, (iii) in its Federal Taxpayer Identification Number or organizational identification number or (iv) in its jurisdiction of organization. Each Pledgor agrees promptly to provide the Collateral Trustee with certified organizational documents reflecting any of the changes described in the immediately preceding sentence. Each Pledgor agrees not to effect or permit any change referred to in the first sentence of this paragraph (a) unless all filings have been made, or will have been made within any applicable statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Trustee to continue at all times following such change to have a valid, legal and perfected security interest in all the Article 9 Collateral in which a security interest may be perfected by filing, for the ratable benefit of the Secured Parties. Each Pledgor agrees promptly to notify the Collateral Trustee if any material portion of the Article 9 Collateral owned or held by such Pledgor is damaged or destroyed.

                  (b)  Subject to the rights of such Pledgor under the Note Documents to dispose of Collateral, each Pledgor shall, at its own expense, use commercially reasonable efforts to defend title to the Article 9 Collateral against all persons and to defend the Security Interest of the Collateral Trustee, for the ratable benefit of the Secured Parties, in the Article 9 Collateral and the priority thereof against any Lien that is not a Permitted Lien.

                  (c)  Subject to the terms of the Intercreditor Agreement, each Pledgor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Trustee may from time to time reasonably request to better assure, preserve, protect, defend and perfect the Security Interest and the rights and remedies created hereby, including, without limitation, the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith, all in accordance with the terms hereof and of the Indenture. If any Indebtedness payable under or in connection with any of the Article 9 Collateral that is in excess of $5.0 million shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged to the Collateral Trustee for the ratable benefit of the Secured Parties and delivered to the Priority Representative, duly endorsed in a manner reasonably satisfactory to the Priority Representative.

                  Without limiting the generality of the foregoing, each Pledgor hereby authorizes the Collateral Trustee, with prompt notice thereof to the Pledgors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to specifically identify any asset or item that may constitute material Copyrights, Patents, Trademarks, Copyright Licenses, Patent Licenses or Trademark Licenses;

provided that any Pledgor shall have the right, exercisable within 30 days after the Issuer has been notified by the Collateral Trustee of the specific identification of such Article 9 Collateral, to advise the Collateral Trustee in writing of any inaccuracy of the representations and warranties made by such Pledgor hereunder with respect to such Article 9 Collateral. Each Pledgor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Article 9 Collateral within 30 days after the date it has been notified by the Collateral Trustee of the specific identification of such Article 9 Collateral.

                  (d)  After the occurrence of an Event of Default and during the continuance thereof, the Collateral Trustee shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification. The Collateral Trustee shall have the right to share any information it gains from such inspection or verification with any Secured Party.

                  (e)  At its option, subject to the terms of the Intercreditor Agreement, the Collateral Trustee may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not a Permitted Lien, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Pledgor fails to do so as required by the Indenture or this Agreement, and each Pledgor jointly and severally agrees to reimburse the Collateral Trustee on demand for any reasonable payment made or any reasonable expense incurred by the Collateral Trustee pursuant to the foregoing authorization; provided, however, that nothing in this Section 3.03(e) shall be interpreted as excusing any Pledgor from the performance of, or imposing any obligation on the Collateral Trustee or any Secured Party to cure or perform, any covenants or other promises of any Pledgor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Note Documents.

                  (f)  Each Pledgor (rather than the Collateral Trustee or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral and each Pledgor jointly and severally agrees to indemnify and hold harmless the Collateral Trustee and the Secured Parties from and against any and all liability for such performance.

                  (g)  None of the Pledgors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as permitted by the Indenture. None of the Pledgors shall make or permit to be made any transfer of the Article 9 Collateral and each Pledgor shall remain at all times in possession of the Article 9 Collateral owned by it, except as permitted by the Indenture.

                  (h)  [Reserved]

                  (i)  The Pledgors, at their own expense, shall maintain, or cause to be maintained with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Collateral Trustee to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies. Notwithstanding the foregoing, the Pledgors may self-insure with respect to such risks with respect to which companies of established reputation in the same general line of business in the same general area customarily self-insure. Each Pledgor irrevocably makes, constitutes and appoints the Priority Representative (and all officers, employees or agents designated by the Priority Representative) as such Pledgor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Pledgor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Pledgor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Priority Representative may, without waiving or releasing any obligation or liability of the Pledgors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Priority Representative reasonably deems advisable. All sums disbursed by the Collateral Trustee in connection with this Section 3.03(i), including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Pledgors to the Collateral Trustee and shall be additional Obligations secured hereby.

                  SECTION 3.04. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Trustee to enforce, for the ratable benefit of the Secured Parties, the Collateral Trustee’s security interest in the Article 9 Collateral, each Pledgor agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

                  (a)  Instruments and Tangible Chattel Paper. If any Pledgor shall at any time hold or acquire any Instruments (other than checks received and processed in the ordinary course of business) or Tangible Chattel Paper evidencing an amount in excess of $5.0 million, such Pledgor shall forthwith endorse, assign and deliver the same to the Priority Representative, accompanied by such instruments of transfer or assignment duly executed in blank as the Priority Representative may from time to time reasonably request.

                  (b)  Investment Property. Except to the extent otherwise provided in Article II, if any Pledgor shall at any time hold or acquire any Certificated Security included in the Pledged Collateral, such Pledgor shall forthwith endorse, assign and deliver the same to the Priority Representative, accompanied by such instruments of transfer or assignment duly executed in blank as the Priority Representative may from time to time reasonably specify. If any security of a domestic issuer now owned or hereafter acquired by any Pledgor is uncertificated and is issued to such Pledgor or its nominee directly by the issuer thereof, such Pledgor shall promptly notify the Collateral Trustee of such uncertificated securities and (a) upon the Priority Representative’s reasonable request or (b) upon the occurrence and during the continuance of an Event of Default, pursuant to an agreement in form and substance reasonably satisfactory to the Priority Representative, either (i) cause the issuer to agree to comply with instructions from the Priority Representative as to such security, without further consent of any Pledgor or such nominee, or (ii) cause the issuer to register the Priority Representative as the registered owner of such security.

                  (c)  Commercial Tort Claims. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $5.0 million, such Pledgor shall promptly notify the Collateral Trustee thereof in a writing signed by such Pledgor, including a summary description of such claim, and grant to the Collateral Trustee in writing a security interest therein and in the proceeds thereof, all under the terms and provisions of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Trustee.

                  SECTION 3.05.  Covenants Regarding Patent, Trademark and Copyright Collateral. (a) Each Pledgor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the normal conduct of such Pledgor’s business may become prematurely invalidated, abandoned, lapsed or dedicated to the public, and agrees that it shall take commercially reasonable steps with respect to any material products covered by any such Patent as necessary and sufficient to establish and preserve its rights under applicable patent laws.

                  (b)  Each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each material Trademark necessary to the normal conduct of such Pledgor’s business, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of federal or foreign registration or claim of trademark or service mark as required under applicable law and (iv) not knowingly use or knowingly permit its licensees’ use of such Trademark in violation of any third-party rights.

                  (c)  Each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each work covered by a material Copyright necessary to the normal conduct of such Pledgor’s business that it publishes, displays and distributes, use copyright notice as required under applicable copyright laws.

                  (d)  Each Pledgor shall notify the Collateral Trustee promptly if it knows that any Patent, Trademark or Copyright material to the normal conduct of such Pledgor’s business may imminently become abandoned, lapsed or dedicated to the public, or of any materially adverse determination or development, excluding office actions and similar determinations or developments in the United States Patent and Trademark Office, United

States Copyright Office, any court or any similar office of any country, regarding such Pledgor’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

                  (e)  Each Pledgor, either itself or through any agent, employee, licensee or designee, shall (i) inform the Collateral Trustee on an annual basis of each application by itself, or through any agent, employee, licensee or designee, for any Patent with the United States Patent and Trademark Office and each registration of any Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country filed during the preceding twelvemonth period, in each case to the extent such application or registration relates to Intellectual Property material to the normal course of such Pledgor’s business and (ii) execute and deliver any and all agreements, instruments, documents and papers necessary or as the Collateral Trustee may otherwise reasonably request to evidence the Collateral Trustee’s security interest in such Patent, Trademark or Copyright and the perfection thereof.

                  (f)  Each Pledgor shall exercise its reasonable business judgment consistent with the practice in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country with respect to maintaining and pursuing each application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the normal conduct of such Pledgor’s business and to maintain (i) each issued Patent and (ii) the registrations of each Trademark and each Copyright that is material to the normal conduct of such Pledgor’s business, including, when applicable and necessary in such Pledgor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Pledgor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

                  (g)  In the event that any Pledgor knows or has reason to know that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the normal conduct of its business has been or is about to be materially infringed, misappropriated or diluted by a third party, such Pledgor shall promptly notify the Collateral Trustee and shall, if such Pledgor deems it necessary in its reasonable business judgment, promptly sue and recover any and all damages, and take such other actions as are reasonably appropriate under the circumstances.

ARTICLE IV

Remedies

                  SECTION 4.01.  Remedies Upon Default. Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, each Pledgor agrees to deliver each item of Collateral to the Collateral Trustee on demand, and it is agreed that the Collateral Trustee shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Pledgors to the Collateral Trustee or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Trustee shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers thereunder cannot be obtained with the use of commercially reasonable efforts, which each Pledgor hereby agrees to use) and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to the applicable Pledgor to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law or in equity. Without limiting the generality of the foregoing, each Pledgor agrees that the Collateral Trustee shall have the right, subject to the terms of the Intercreditor Agreement and the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Trustee shall deem appropriate. The Collateral Trustee shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof. Upon consummation of any such sale of Collateral pursuant to this Section 4.01 the Collateral Trustee shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

                  To the extent any notice is required by applicable law, the Collateral Trustee shall give the applicable Pledgors 10 Business Days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Trustee’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Trustee may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Trustee may (in its sole and absolute discretion) determine. The Collateral Trustee shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Trustee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Trustee until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Trustee shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 4.01, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property in accordance with Section 4.02 hereof without further accountability to any Pledgor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Trustee shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Trustee shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, subject to the terms of the Intercreditor Agreement, the Collateral Trustee may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

                  SECTION 4.02. Application of Proceeds. Subject to the terms of the Intercreditor Agreement, the Collateral Trustee shall promptly apply the proceeds, moneys or balances of any collection or sale of Collateral, as follows:

       FIRST, to the payment of all costs and expenses incurred by the Collateral Trustee in connection with such collection or sale or otherwise in connection with the Indenture, any other Note Document or any of the Obligations secured by such Collateral, including without limitation all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Trustee under the Indenture or under any other Note Document on behalf of any Pledgor, any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Note Document, and all other fees, indemnities and other amounts owing or reimbursable to the Collateral Trustee under any Note Document in its capacity as such;

       SECOND, to the payment in full of the Obligations secured by such Collateral, the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the respective amounts of such Obligations owed to them on the date of any such distribution; and

       THIRD, to the Pledgors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Trustee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Trustee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Trustee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Trustee or such officer or be answerable in any way for the misapplication thereof.

                  SECTION 4.03.  Securities Act, Etc. In view of the position of the Pledgors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Trustee if the Collateral Trustee were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Trustee in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Trustee, subject to the terms of the Intercreditor Agreement, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Trustee shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Trustee, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 4.03 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Trustee sells.

ARTICLE V

Other Second-Lien Obligations

                  SECTION 5.01.  Other Second-Lien Obligations. The Issuer may from time to time designate Other Second Priority Obligations permitted by the Indenture to be secured by a Lien on the Collateral as Obligations hereunder by delivering to the Collateral Trustee (a) a certificate signed by an Officer of the Issuer (i) identifying the Other Second Priority Obligations so designated and the aggregate principal amount or face amount thereof, (ii) stating that such Other Second Priority Obligations are designated as Obligations for purposes hereof, (iii) representing that such designation complies with the terms of the Note Documents and (iv) specifying the name and address of the Authorized Representative for the holders of such Other Second Priority Obligations, (b) a fully executed Additional Secured Party Consent and (c) an Opinion of Counsel to the effect that such designation is in compliance with the terms of the Indenture, the Securities and this Agreement. The Collateral Trustee agrees that upon the satisfaction of all conditions set forth in the preceding sentence, the Collateral Trustee shall act as collateral trustee under and subject to the terms of this Agreement for the benefit of all Secured Parties, including without limitation, any Secured Parties that hold any such Other Second Priority Obligations. Each Authorized Representative that executes any Additional Secured Party Consent agrees to the appointment, and acceptance of the appointment, of the Collateral Trustee as collateral trustee for the holders of such Other Second Priority Obligations and agrees, on behalf of itself and each Secured Party it represents, to be bound by the terms of this Agreement. Upon the satisfaction of the conditions set forth in this Section 5.01, such Other Second Priority Obligations shall become Obligations hereunder with the same force and effect as if originally included in the Obligations hereunder. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new Obligations to this Agreement.

ARTICLE VI

Miscellaneous

                  SECTION 6.01.  Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 13.02 of the Indenture.

                  SECTION 6.02.  Security Interest Absolute. To the extent permitted by law, all rights of the Collateral Trustee hereunder, the Security Interest in the Article 9 Collateral, the security interest in the Pledged Collateral and all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Indenture, any other Note Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture, any other Note Document, the Intercreditor Agreement or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or this Agreement (other than a defense of payment or performance).

                  SECTION 6.03.  Limitation By Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

                  SECTION 6.04.  Binding Effect; Several Agreement. This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Collateral Trustee and a counterpart hereof shall have been executed on behalf of the Collateral Trustee, and thereafter shall be binding upon such party and the Collateral Trustee and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Collateral Trustee and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as contemplated or permitted by this Agreement or the Indenture. This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released with respect to any party without the approval of any other party and without affecting the obligations of any other party hereunder.

                  SECTION 6.05.  Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Pledgor or the Collateral Trustee that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns; provided that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Trustee.

                  SECTION 6.06.  Collateral Trustee’s Fees and Expenses; Indemnification. (a) The Pledgors shall pay to the Collateral Trustee from time to time reasonable compensation for its services. The Collateral Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Pledgors shall reimburse the Collateral Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection. Such expenses shall include the reasonable compensation, expenses, disbursements and advances of the Collateral Trustee’s agents, counsel, accountants and experts.

                  (b)  Without limitation of its indemnification obligations under the other Note Documents, each Pledgor jointly and severally agrees to indemnify the Collateral Trustee and its Affiliates, and each of their respective directors, trustees, officers, employees, agents and advisors (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (except the allocated cost of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, (i) the execution, delivery or performance of this Agreement or any other Note Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and other transactions contemplated hereby or (ii) any claim, litigation, investigation or proceeding relating to any of the foregoing, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. In no event shall the Collateral Trustee be responsible for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to, loss of profit) irrespective of whether the Collateral Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

                  (c)  Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 6.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Note Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Note Document, or any investigation made by or on behalf of the Collateral Trustee or any other Secured Party. All amounts due under this Section 6.06 shall be payable on written demand therefor.

                  (d)  In no event shall the Collateral Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

                  SECTION 6.07.  Collateral Trustee Appointed Attorney-in-Fact. Subject to the terms of the Intercreditor Agreement, each Pledgor hereby appoints the Collateral

Trustee the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Trustee may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Subject to the terms of the Intercreditor Agreement, the Collateral Trustee shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Trustee’s name or in the name of such Pledgor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Pledgor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Trustee were the absolute owner of the Collateral for all purposes; provided, that nothing herein contained shall be construed as requiring or obligating the Collateral Trustee to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Trustee, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Trustee and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

                  SECTION 6.08.  Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

                  SECTION 6.09.  Waivers; Amendment.  (a) No failure or delay by the Collateral Trustee or any other Secured Party in exercising any right, power or remedy hereunder or under any other Note Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Collateral Trustee and the other Secured Parties hereunder and under the other Note Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this

Agreement or consent to any departure by any Pledgor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

                  (b)  Except as provided in Section 6(c) of the Intercreditor Agreement, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Trustee and the Pledgor or Pledgors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Indenture.

                  SECTION 6.10.  WAIVER OF JURY TRIAL.   EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER NOTE DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.10.

                  SECTION 6.11.  Severability. In the event any one or more of the provisions contained in this Agreement or in any other Note Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                  SECTION 6.12.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 6.04 hereof. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

                  SECTION 6.13.  Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

                  SECTION 6.14.  Jurisdiction; Consent to Service of Process. (a) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Note Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Trustee or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Note Document against any Pledgor, or its properties, in the courts of any jurisdiction.

                  (b)  Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Note Document in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  SECTION 6.15.  Termination or Release. (a) This Agreement, the pledges made herein, the Security Interest and all other security interests granted hereby shall terminate upon the Collateral Trustee’s receipt of a notice from the Trustee pursuant to Section 11.07 of the Indenture, stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (as defined in the Indenture), and any rights it has under the Security Documents. In connection with such termination, the Collateral Trustee shall do or cause to be done all acts reasonably necessary to release all such security interests as soon as is reasonably practicable.

                  (b)  The security interest granted hereunder in any Collateral shall be released as provided in Section 11.04 of the Indenture.

                  SECTION 6.16.  Additional Subsidiaries. Upon execution and delivery by the Collateral Trustee and any Subsidiary that is required to become a party hereto by Section 4.11 of the Indenture of an instrument in the form of Exhibit I hereto, such subsidiary shall become a Subsidiary Guarantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

                  SECTION 6.17.  Intercreditor Agreement. The lien and security interest created by this Agreement on the property described herein is junior and subordinate, in accordance with the provisions of the Intercreditor Agreement, to the lien and security interest on such property created by any similar instrument now or hereafter granted to the First Priority Representative in such property. Notwithstanding any other provision contained herein, the lien granted pursuant to this Agreement and the exercise of any right or remedy by the Collateral Trustee hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control. In addition, to the extent any obligation of any Pledgor hereunder, including any obligation to grant sole possession or control or deliver or assign property or funds to the Collateral Trustee or any other person (or register any property in the name of the Collateral Trustee or any other person) conflicts or is inconsistent with (or any representation or warranty hereunder would, if required to be true, conflict or be inconsistent with) the obligations or requirements under a substantially similar provision of any First Priority Security Document, such obligations or requirements under the First Priority Security Documents shall control, and such Pledgor shall not be required to fulfill such obligations (or make such representations and warranties) hereunder, and shall be deemed not to be in violation of this Agreement as a result of its performance of the obligations or requirements of such First Priority Security Document. For the avoidance of doubt, the absence of any specific reference to this Section or the Intercreditor Agreement in any other provision of this Agreement shall not be deemed to limit the generality of this Section.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MOMENTIVE PERFORMANCE MATERIALS INC.,

by /s/ Anthony S. Colatrella
Name: Anthony S. Colatrella
Title: Chief Financial Officer

MOMENTIVE PERFORMANCE MATERIALS WORLDWIDE INC.,

by /s/ Anthony S. Colatrella
Name: Anthony S. Colatrella
Title: Chief Financial Officer

MOMENTIVE PERFORMANCE MATERIALS USA INC.,

by /s/ Anthony S. Colatrella
Name: Anthony S. Colatrella
Title: Chief Financial Officer

JUNIPER BOND HOLDINGS I LLC,
by Momentive Performance Materials Inc., its sole member

by /s/ Anthony S. Colatrella
Name: Anthony S. Colatrella
Title: Chief Financial Officer

JUNIPER BOND HOLDINGS II LLC,

by Momentive Performance Materials Inc., its sole member

by /s/ Anthony S. Colatrella
Name: Anthony S. Colatrella
Title: Chief Financial Officer

JUNIPER BOND HOLDINGS III LLC,

by Momentive Performance Materials Inc., its sole member

by /s/ Anthony S. Colatrella
Name: Anthony S. Colatrella
Title: Chief Financial Officer

JUNIPER BOND HOLDINGS IV LLC,

by Momentive Performance Materials Inc., its sole member

by /s/ Anthony S. Colatrella
Name: Anthony S. Colatrella
Title: Chief Financial Officer

MOMENTIVE PERFORMANCE MATERIALS QUARTZ, INC.

by /s/ Joseph P. Reyes
Name: Joseph P. Reyes
Title: Chief Financial Officer

MPM SILICONES, LLC,
by Momentive Performance Materials Inc., its sole member
by /s/ Anthony S. Colatrella
Name: Anthony S. Colatrella
Title: Chief Financial Officer

MOMENTIVE PERFORMANCE MATERIALS SOUTH AMERICA INC.,

by /s/ Anthony S. Colatrella
Name: Anthony S. Colatrella
Title: Chief Financial Officer

MOMENTIVE PERFORMANCE MATERIALS CHINA SPV INC.,

by /s/ Anthony S. Colatrella
Name: Anthony S. Colatrella
Title: Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Trustee,

by /s/ Vaneta Bernard
Name: Vaneta Bernard
Title: Vice President

     Exhibit I to the
Collateral Agreement

        SUPPLEMENT NO. [●] (this“Supplement”) dated as of [●], 20[●][●]tothe Collateral Agreement dated as of June 15, 2009 (the “Collateral Agreement”), among MOMENTIVE PERFORMANCE MATERIALS INC. (the “Issuer”), each Subsidiary of the Issuer from time to time party thereto (each, a “Subsidiary Guarantor”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (“BONY”), as collateral trustee (in such capacity, the “Collateral Trustee”) for the Secured Parties (as defined therein).

                  A.  Reference is made to the Indenture dated as of June 15, 2009 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Indenture”), among Issuer, the Subsidiary Guarantors and BONY, as trustee and collateral trustee.

                  B.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture or the Collateral Agreement, as applicable.

                  C.  The Pledgors have entered into the Collateral Agreement pursuant to the requirements set forth in Section 11.01 of the Indenture. Section 6.16 of the Collateral Agreement provides that additional Subsidiaries of the Issuer may become Pledgors under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Indenture to become a Pledgor under the Collateral Agreement.

                  Accordingly, the Collateral Trustee and the New Subsidiary agree as follows:

                  SECTION 1.  In accordance with Section 6.16 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Pledgor under the Collateral Agreement with the same force and effect as if originally named therein as a Pledgor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations, does hereby create and grant to the Collateral Trustee, its successors and assigns, for the ratable benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Collateral Agreement) of the New Subsidiary. Each reference to a “Pledgor” in the Collateral Agreement shall be deemed to include the New Subsidiary. The Collateral Agreement is hereby incorporated herein by reference.

                  SECTION 2.  The New Subsidiary represents and warrants to the Collateral Trustee and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

                  SECTION 3.  This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Trustee shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subsidiary and the Collateral Trustee. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

                  SECTION 4.  The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of (i) any and all Pledged Stock and Pledged Debt Securities now owned by the New Subsidiary and (ii) any and all material Intellectual Property now owned by the New Subsidiary and (b) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary, its jurisdiction of organization and the location of its chief executive office.

                  SECTION 5.  Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

                  SECTION 6.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                  SECTION 7.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                  SECTION 8.  All communications and notices hereunder shall (except as otherwise expressly permitted by the Collateral Agreement) be in writing and given as provided in Section 13.02 of the Indenture.

                  SECTION 9.  The New Subsidiary agrees to reimburse the Collateral Trustee for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Trustee.

                  IN WITNESS WHEREOF, the New Subsidiary and the Collateral Trustee have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],
by
________________________________ Name:
Title:
Address:
Legal Name:
Jurisdiction of Formation:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Trustee,

by
________________________________
Name:
Title:

     Exhibit II to the
Collateral Agreement

[FORM OF]

ADDITIONAL SECURED PARTY CONSENT

     [Name of Authorized Representative]
[Address of Authorized Representative]

[Date]

The Bank of New York Mellon Trust Company, N.A.
222 Berkeley Street, 2nd Floor
Boston, Massachusetts 02116
Attention: Momentive Performance Materials Inc. Account Manager

                  The undersigned is the agent or trustee (the “Authorized Representative”) for persons wishing to become “Secured Parties” (the “New Secured Parties”) under the Collateral Agreement dated as of June 15, 2009 (as heretofore amended and/or supplemented, the “Collateral Agreement”) among MOMENTIVE PERFORMANCE MATERIALS INC., a Delaware corporation (the “Issuer”), each subsidiary of the Issuer from time to time party thereto and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as collateral trustee (in such capacity, the “Collateral Trustee”) for the Secured Parties (as defined therein).

                  In consideration of the foregoing, the undersigned hereby:

     (i)      represents that the Authorized Representative has been authorized by the New Secured Parties to become a party to the Collateral Agreement on behalf of the New Secured Parties under that [DESCRIBE OPERATIVE AGREEMENT] (the “New Agreement”, and, the obligations under the New Agreement, the “New Secured Obligations”) and to act as the Authorized Representative for the New Secured Parties;

     (ii)     acknowledges that the New Secured Parties have received a copy of the Collateral Agreement;

     (iii)    appoints and authorizes the Collateral Trustee to take such action as agent on its behalf and on behalf of all other Secured Parties and to exercise such powers under the Collateral Agreement as are delegated to the Collateral Trustee by the terms thereof, together with all such powers as are reasonably incidental thereto; and

     (iv)    accepts and acknowledges the terms of the Collateral Agreement applicable to it and the New Secured Parties and agrees to serve as Authorized

2

Representative for the New Secured Parties with respect to the New Secured Obligations and agrees on its own behalf and on behalf of the New Secured Parties to be bound by the terms the Collateral Agreement applicable to holders of Other Second Priority Obligations, with all the rights and obligations of a Secured Party thereunder and bound by all the provisions thereof as fully as if it had been a Secured Party on the effective date of the Collateral Agreement.

                  The Collateral Agent, by acknowledging and agreeing to this Additional Secured Party Consent, accepts the appointment set forth in clause (iii) above.

                  The name and address of the Authorized Representative for purposes of Section 6.01 of the Collateral Agreement are as follows:

                  [Insert name and address of Authorized Representative.]

                  THIS ADDITIONAL SECURED PARTY CONSENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

3

                  IN WITNESS WHEREOF, the undersigned has caused this Additional Secured Party Consent to be duly executed by its authorized officer as of the ___ day of ___________, 20___.

[NAME OF AUTHORIZED REPRESENTATIVE],

by
_____________________________
Name:
Title:

Acknowledged and Agreed:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Trustee

by: _________________________________
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS INC.

by: _________________________________
Name:
Title: